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                                                                     EXHIBIT 8.1

              [FORM OF TAX OPINION OF SIMPSON THACHER & BARTLETT]

                                                    [Date]


              Re:    Agreement and Plan of Merger
                     dated as of October 14, 1998
                     between Kerr-McGee Corporation
                     and Oryx Energy Company


Kerr-McGee Corporation
Kerr-McGee Center
Oklahoma City, Oklahoma 73125


Ladies and Gentlemen:

               You have requested our opinion with respect to certain United States federal income tax consequences of the proposed transaction in which Oryx Energy Company ("Oryx") will be merged (the "Merger") with and into Kerr-McGee Corporation ("Kerr-McGee"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of October 14, 1998, between Kerr-McGee and Oryx (the "Merger Agreement"). This opinion is being delivered pursuant to Section 6.2(c) of the Merger Agreement.

               In acting as counsel to Kerr-McGee in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the


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Kerr-McGee Corporation                  -2-                               [Date]



Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Joint Proxy Statement/Prospectus on Form S-4 (the "Joint Proxy Statement/Prospectus").

               You have requested, pursuant to Section 6.2(c) of the Merger Agreement, that we render the opinions set forth below. In rendering such opinions, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the representations made by Kerr-McGee and Oryx in letters provided to us and to Jones, Day, Reavis & Pogue, counsel to Oryx, are true, correct and complete as of the date hereof. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Joint Proxy Statement Prospectus, are true, correct and complete as of the date hereof, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

               If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Joint Proxy Statement/Prospectus the opinions expressed herein may be inapplicable. Our opinions are based on the Internal Revenue Code of



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Kerr-McGee Corporation                  -3-                               [Date]



1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinions expressed herein may become inapplicable.

               Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and the Delaware General Corporation Law and as described in the Joint Proxy
Statement/Prospectus, we are of the opinion that for federal income tax purposes:

               (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code; and

               (2) Kerr-McGee and Oryx will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

               We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

               We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus. We also consent to the use of our name under the captions "The Proposed Merger--Material United States Federal Income Tax Consequences" and "Experts"




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Kerr-McGee Corporation                  -4-                         [Date]



in the Joint Proxy Statement/Prospectus. This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                             Very truly yours,